Simplicity Bancorp, Inc.
1359 N. Grand Avenue
Covina, California 91724-1016

For Additional Information Contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. INCREASES QUARTERLY DIVIDEND

Covina, California – July 31, 2014 – Simplicity Bancorp, Inc. (NASDAQ: SMPL) announced today that on July 30, 2014 its Board of Directors declared a quarterly cash dividend of $0.09 per share on its common stock. The dividend will be paid on August 28, 2014 to the shareholders of record as of the close of business on August 15, 2014.

Simplicity Bancorp, Inc. is the parent corporation for Simplicity Bank, a federally chartered savings bank headquartered in Covina, California. The Bank operates seven branches in California, as well as a statewide network of 45 ATMs.

Simplicity Bancorp, Inc. stock trades on NASDAQ under the SMPL symbol. For additional information, visit www.simplicitybancorp.com or www.simplicitybank.com.